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IDS LIFE VARIABLE LIFE SEPARATE ACCOUNT
Registration Number 811-4298

EXHIBIT INDEX

Exhibit A1(c)     Resolution of Board of Directors of IDS Life.

Exhibit A3(c)     Schedule of Sales Commissions.

Exhibit A5        Flexible Premium Survivorship Variable Life
                  Insurance Policy.

Exhibit A8(c)     Addendum to Investment Management and Services
                  Agreement.

Exhibit A8(d)     Addendum to Investment Advisory Agreement.

Exhibit A10       Application form for the Flexible Premium
                  Survivorship Variable Life Insurance Policy.

Exhibit 5         Financial Data Schedule.

Exhibit 7         Opinion of James M. Jensen, F.S.A., M.A.A.A.

Exhibit 8         Written consent of James M. Jensen, F.S.A., M.A.A.A.

Exhibit 9         Written consent of Ernst & Young LLP.

Exhibit 11 IDS Life Insurance Company's Description of Transfer and Redemption Procedures and Method of Conversion to Fixed Benefit Policies.